EX-35.1
(logo) CWCapital
Asset Management

March 12, 2008

TRUSTEE:
Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attn: Corporate Trust Services-GSMSCII 2007-GG10

DEPOSITOR:
GS Mortgage Securities Corporation II
85 Broad Street
New York, New York 10004
Attn: Emily Brooks Garriott,

RATING AGENCIES:
Moody's Investors Service, Inc.
7 World Trade Center
250 Greenwich Street, 25th Floor
New York, NY 10007
Attn: Tracey Ferguson

RE: GSMSC II 2007-GG10 Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in Section 10.09 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A) a review of CWCAM's activities during the period 7/10/2007-12/31/2007 and of CWCAM's performance under this Agreement has been made under my supervision; and
(B) to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC


/s/ David B. Iannarone
David B. Iannarone
Managing Director



701 13th Street, NW, Suite 1000, Washington, DC 2005 www.cwcapital.com